Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
        Senior Vice President, Chief Financial Officer
        M/I Homes, Inc.
    (614) 418-8011

M/I Homes Reports
Second Quarter and First Half Results

Columbus, Ohio (July 27, 2006) - M/I Homes, Inc. (NYSE:MHO) announced results for the second quarter and six months ended June 30, 2006.

The Company recorded net income of $18.3 million and diluted earnings per share of $1.29 in 2006’s second quarter, representing a 4% increase over the $17.6 million of net income earned during the second quarter of 2005 and a 7% increase over 2005’s second quarter diluted earnings per share of $1.21. Included in net income and diluted earnings per share reported for the 2006 second quarter are after tax charges totalling $4.8 million or $0.34 per diluted share resulting from: (i) the resignation of the Company’s Chief Operating Officer; (ii) severance and other related expenses associated with workforce reduction primarily in the Company’s Midwest markets; and (iii) deposit write-offs and other charges with respect to abandoned land transactions. Net income and diluted earnings per share for the first half of 2006 were $34.7 million and $2.43, respectively, compared to $34.4 million and $2.37, respectively for the first half of 2005. In addition, second quarter and first half results also include a $0.02 and $0.06 per share diluted charge, respectively, related to the implementation of SFAS 123R, Share Based Payments in 2006.

Homes delivered for the 2006 second quarter increased 16% to 987 from 853 homes delivered in 2005’s second quarter. For the six month period ended June 30, 2006, homes delivered were 1,819, up 12% from 1,628 in the same period of 2005. New contracts for 2006’s second quarter were 764, a decrease of 35% compared to 2005’s second quarter of 1,172. For the first six months, 2006’s new contracts were 1,901, a 16% decrease compared to 2,250 in 2005. The sales value of backlog of homes at June 30, 2006 was $1.025 billion with backlog units of 2,889 and an average sales price of $355,000. The backlog of homes at June 30, 2005 had a sales value of $1.052 billion with backlog units of 3,310 and an average sales price of $318,000. M/I Homes had 165 active communities at June 30, 2006 compared to 127 at June 30, 2005.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “From an income standpoint, we were very satisfied with the strength of our second quarter and first six months results. Our closings were strong and our gross margins reached a record 27% - largely the result of a planned geographic shift of our closing mix, with nearly 40% of second quarter closings coming from Florida compared to 24% a year ago. We were particularly pleased to report an increase in year over year income considering the impact of the $0.34 per diluted share charges recorded in the second quarter.”

Mr. Schottenstein continued, “As mentioned in our units release issued earlier this month, industry conditions in general continue to be challenging. From a macro standpoint, traffic is down, cancellation rates are up, demand has weakened and in many markets, an over-supply of inventory exists. We believe conditions will continue to be challenging for the remainder of this year -- at a minimum. In terms of guidance, we currently expect to deliver approximately 4,500 homes in 2006. In light of the above mentioned external market factors, we are reducing our earnings guidance to a range of $6.30 - $6.65.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes’ website at mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through July 27, 2007.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered nearly 66,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue	$311,794	$265,999	$570,849	$507,398

Net income	$ 18,281	$ 17,645	$ 34,659	$ 34,391

Earnings per share
Basic	$ 1.31	$ 1.23	$ 2.47	$ 2.41
Diluted	$ 1.29	$ 1.21	$ 2.43	$ 2.37

Weighted average shares outstanding
Basic	13,973	14,308	14,042	14,273
Diluted	14,174	14,531	14,247	14,520

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue	$311,794	$265,999	$ 570,849	$ 507,398
Gross margin	85,986	67,713	156,675	128,438
General and administrative expense	29,358	17,831	49,557	32,306
Selling expense	22,952	18,050	43,865	34,984
Operating income	33,676	31,832	63,253	61,148
Interest expense	4,191	2,907	7,352	4,770
Income before income taxes	29,485	28,925	55,901	56,378
Income taxes	11,204	11,280	21,242	21,987
Net income	$ 18,281	$ 17,645	$ 34,659	$ 34,391

Revenue:
Housing revenue	$301,869	$251,874	$ 549,859	$ 467,401
Land revenue	2,772	9,365	4,422	18,104
Other	1,110	949	4,797	12,274
Total homebuilding revenue	305,751	262,188	559,078	497,779

Financial services revenue	7,139	5,733	14,126	13,424
Eliminations	(1,096)	(1,922)	(2,355)	(3,805)
Total revenue	$311,794	$265,999	$ 570,849	$ 507,398

Additional Information:
Average closing price	$ 306	$ 295	$ 302	$ 287
Housing gross margin percentage	25.8%	24.0%	25.6%	23.5%
Land gross margin percentage	35.5%	15.5%	25.7%	14.9%
Land gross margin dollars	$ 983	$ 1,456	$ 1,136	$ 2,703

Financial services pre-tax income	$ 4,253	$ 3,378	$ 8,320	$ 8,682

EBITDA	$ 35,975	$ 33,590	$ 67,620	$ 65,133
Interest incurred	$ 11,134	$ 6,186	$ 20,389	$ 9,636
Interest amortized to cost of sales	$ 1,080	$ 1,646	$ 1,937	$ 3,479
Depreciation and amortization	$ 1,589	$ 960	$ 3,134	$ 1,704

Cash used in operating activities			$ (137,280)	$(117,029)
Cash used in investing activities			$ (11,968)	$ (15,277)
Cash from financing activities			$ 124,874	$ 131,039

Units:
New contracts	764	1,172	1,901	2,250
Homes delivered	987	853	1,819	1,628

	June 30,
	2006	2005
Backlog:
Units	2,889	3,310
Aggregate sales value	$1,025,000	$1,052,000
Average sales price	$ 355	$ 318

	June 30,
	2006	2005
Balance Sheet and Operating Data:
Unrestricted Cash	$ 711	$ 1,084

Homebuilding inventory
Lots, land and land development costs	$ 862,396	$ 615,948
Houses under construction	410,544	347,286
Land purchase deposit	10,987	10,277
Other	16,842	11,969
Total homebuilding inventory	$1,300,769	$ 985,480

Total assets	$1,475,102	$1,159,978
Homebuilding debt	$ 652,584	$ 438,541
Shareholders’ equity	$ 610,976	$ 526,297
Book value per share	$ 43.98	$ 36.77
Homebuilding debt/capital ratio	52%	45%